                                  EXHIBIT 99.1

               THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                               SEGMENT INFORMATION
                                    Unaudited

(In millions)                                               THREE MONTHS ENDED
                                          -----------------------------------------------------
                                          MAR. 31,        JUN. 30,      SEP. 30,       DEC. 31,
                                            1998           1998           1998           1998
                                          --------       --------       --------       --------
SALES:

  North American Tire                     $1,523.3       $1,550.9       $1,603.8       $1,557.2
  Europe Tire                                671.5          703.3          746.3          789.9
  Latin American Tire                        335.5          327.0          302.6          280.5
  Asia Tire                                  116.8          117.6          123.8          143.6
                                          --------       --------       --------       --------
   TOTAL TIRES                             2,647.1        2,698.8        2,776.5        2,771.2

  Engineered Products                        328.7          329.9          311.9          308.8
  Chemical Products                          260.7          244.0          236.6          229.5
                                          --------       --------       --------       --------
   TOTAL SEGMENT SALES                     3,236.5        3,272.7        3,325.0        3,309.5

  Inter-SBU Sales                           (143.4)        (131.9)        (129.2)        (119.8)
  Other                                        0.9           (3.3)          (4.1)          13.4
                                          --------       --------       --------       --------
   NET SALES                              $3,094.0       $3,137.5       $3,191.7       $3,203.1
                                          ========       ========       ========       ========


INCOME:

  North American Tire                     $  110.2       $   89.2       $   94.9       $   84.3
  Europe Tire                                 75.8           79.1           71.4           75.8
  Latin American Tire                         60.2           53.7           40.1           32.1
  Asia Tire                                    3.0            4.8            1.6           (1.9)
                                          --------       --------       --------       --------
   TOTAL TIRES                               249.2          226.8          208.0          190.3

  Engineered Products                         33.1           34.5           22.3           21.9
  Chemical Products                           34.3           40.6           34.5           30.2
                                          --------       --------       --------       --------
   TOTAL SEGMENT INCOME (EBIT)               316.6          301.9          264.8          242.4

  Rationalizations                            61.1           12.3           53.2           11.0
  Interest expense                           (30.3)         (34.0)         (41.4)         (42.1)
  Foreign currency exchange                    5.3            9.2            0.3          (12.2)
  Minority interest in net income             (8.8)          (7.1)          (9.7)          (5.9)
     of subsidiaries
  Inter-SBU income                           (17.3)         (15.5)         (16.4)         (11.9)
  Other                                       (2.6)          (1.9)          (6.9)         (11.4)
                                          --------       --------       --------       --------
   INCOME FROM CONTINUING OPERATIONS      $  324.0       $  264.9       $  243.9       $  169.9
                 BEFORE INCOME TAXES      ========       ========       ========       ========

                                   -X-99.1-1-